As filed with the Securities and Exchange Commission on October 18, 2007	Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S – 8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EARTH SEARCH SCIENCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	87-0437723 (I.R.S. Employer Identification Number)

306 STONER LOOP ROAD, #6 LAKESIDE, MT (Address of Principal Executive Offices)	59922 (Zip Code)

2007 STOCK COMPENSATION PLAN
 (Full title of the plan)

Larry F. Vance
Chief Executive Officer
Earth Search Sciences, Inc.
306 Stoner Loop Road, #6
Lakeside, Montana  59922
(406) 751-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communication, including all communication sent to the agent for service, should be sent to:
William M. Mower, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center, 90 South 7th Street
Minneapolis, Minnesota  55402
Telephone (612) 672-8200

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED (1)	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock, $.001 par value per share	15,000,000	$0.115	$1,725,000	$52.96
_______________
(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans(s) described herein.

(2) Pursuant to Rule 457(g) under the Securities Act of 1933, the offering price of shares of Common Stock to be purchased pursuant to the Plan is based on the average of the high and low sales prices on October 16, 2007 for the purposes of computing the filing fees.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Company's Annual Report on Form 10-KSB for the year ended March 31, 2007, Quarterly Report on Form 10-QSB for the three months ended June 30, 2007, all Current Reports on Form 8-K filed for periods after March 31, 2007, and the description of the Company's Common Stock included in its registration statement on Form S-1/A filed with the Securities and Exchange Commission on September 6, 2001 are incorporated herein by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of Earth Search Sciences shall have any liability to the company or its stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our certificate of incorporation and bylaws provide that we shall indemnify and advance expenses to our currently acting and former directors to the fullest extent permitted by the Nevada Revised Statutes and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with law.

The certificate and bylaws provide that we will indemnify our directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with us.  However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description
4.1	2007 Stock Compensation Plan (Filed herewith)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (Filed herewith)

15.1	Acknowledgment of Independent Certified Public Accountants, Malone & Bailey, PC (Filed herewith)

23.1	Consent of Independent Certified Public Accountants, Malone & Bailey, PC (Filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (See Exhibit 5.1)

24.1	Power of Attorney - Included on Signature Page

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lakeside, and the State of Montana, on October 18, 2007.

EARTH SEARCH SCIENCES, INC.
By: /s/ Larry F. Vance Larry F. Vance Chief Executive Officer (Principal executive officer)
By: /s/ Tami J. Story Tami J. Story Chief Financial Officer (Principal accounting officer)

Each person whose signature appears below constitutes and appoints Larry F. Vance as his/her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 18, 2007.

/s/ Larry F. Vance Larry F. Vance Director

/s/ Tami J. Story Tami J. Story Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	2007 Stock Compensation Plan (Filed herewith)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (Filed herewith)

15.1	Acknowledgment of Independent Certified Public Accountants, Malone & Bailey, PC (Filed herewith)

23.1	Consent of Independent Certified Public Accountants, Malone & Bailey, PC (Filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (See Exhibit 5.1)

24.1	Power of Attorney - Included on Signature Page